Exhibit 99.1
Kimberly-Clark Delivers Solid Results in First Year of Transformation
2024 established foundation for Powering Care strategy while delivering an above-algorithm year
2025 outlook reflects continued organic growth and operating momentum as transformation progresses

DALLAS, January 28, 2025 - Kimberly-Clark Corporation (NYSE: KMB) today reported fourth quarter and full year 2024 results that illustrated the strength of its innovation-led growth model, driving volume gains, improving product mix, and generating significant efficiencies enabling reinvestment in its brands, new capabilities, and generating attractive returns to its shareholders.
“2024 was a breakthrough year for Kimberly-Clark with the launch of our transformative, multi-year Powering Care strategy and successfully rewiring our organization into three powerhouse segments with world-class functional support,” said Kimberly-Clark Chairman and CEO, Mike Hsu. “Our full-year results exceeded our new long-term growth algorithm - supported by consistent execution across the organization - and we established a strong foundation to accelerate our strategy in 2025 and beyond.”

“We delivered organic top-line growth with an upward inflection in volume-plus-mix. This, coupled with improved productivity, has driven strong adjusted profit growth and fueled investments to advance our competitive advantage." Hsu continued. "We're excited about this new chapter of Kimberly-Clark, and we look forward to building on our momentum and enhancing value for all stakeholders.”
Quarter Highlights
•Delivered net sales of $4.9 billion, down 0.8 percent, with organic sales growth of 2.3 percent.
•Gross margin was 34.0 percent. Adjusted gross margin was 35.4 percent, up 50 basis points versus the prior year with strong productivity gains partly offset by investments and manufacturing cost headwinds.
•Operating profit for the quarter was $548 million, while adjusted operating profit was $684 million up 2.1 percent versus the prior year with higher adjusted gross margin enabling higher investments.
•Diluted earnings per share were $1.34; adjusted earnings per share were $1.50, down 0.7 percent versus prior year driven primarily by lower equity income offset by higher adjusted operating profit.
Fourth Quarter 2024 Results
Fourth quarter sales of $4.9 billion were down 0.8 percent, with organic sales up 2.3 percent, driven by the highest quarterly volume growth of the year at 1.5 percent, a 0.6 percent increase in price from ongoing revenue growth management programs and a 0.1 percent contribution from favorable product mix. All segments grew volume in the quarter. Changes in foreign currency exchange rates reduced sales by approximately 1.7 percent and the divestiture of the Personal Protective Equipment (PPE) business reduced sales by approximately 1.4 percent.
Gross margin was 34.0 percent in the quarter, inclusive of $68 million, or approximately 140 basis points, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 35.4 percent, up 50 basis points versus the prior year driven by strong productivity savings and volume gains that were partly offset by higher manufacturing costs and supply chain investments, as well as unfavorable pricing net of input cost inflation due to the timing of price and cost realization.
Fourth quarter operating profit was $548 million, inclusive of 2024 Transformation Initiative charges and other items not reflective of our underlying operations totaling $136 million, compared to $670 million last year. Excluding these items, adjusted operating profit was $684 million up 2.1 percent versus the prior year including an unfavorable impact from currency translation of 1.8 percent and an unfavorable impact from divestitures of 1.8 percent. This reflected the increase in adjusted gross profit dollars that was partly offset by planned increases in marketing, research, selling and general expenses.
Net interest expense was $53 million, 39.5 percent higher than prior year driven by lower interest income.
Fourth quarter effective tax rate was 14.8 percent. On an adjusted basis, the effective rate in the fourth quarter was 25.2 percent, in line with the prior year.
Net income of equity companies was $44 million compared to $53 million last year, primarily driven by the adverse impact of currency translation on earnings related to Kimberly-Clark de Mexico.
Diluted EPS in the quarter were $1.34 on a reported basis, down from $1.50 the prior year due to charges related to the company's 2024 Transformation Initiative. On an adjusted basis, EPS decreased 0.7 percent to $1.50 as benefits from the growth in adjusted operating profit and lower diluted shares outstanding were offset by the reduction in income from equity companies.
Full Year 2024 Results
2024 net sales of $20.1 billion were 1.8 percent lower than the prior year due to negative impacts of approximately 3.8 percent from foreign currency translation and 1.2 percent from divestitures. Organic sales grew 3.2 percent, driven by an approximately 1.9 percent increase in price, primarily in hyperinflationary economies, a 0.8 percent increase in volume and a 0.4 percent benefit from favorable product mix.
2024 gross margin was 35.8 percent, inclusive of $144 million, or approximately 70 basis points, of charges related to the 2024 Transformation Initiative. Excluding these charges, 2024 adjusted gross margin was 36.5 percent, a meaningful expansion of 200 basis points versus the prior year driven by strong productivity savings, favorable pricing net of cost inflation, volume and mix led gains partly offset by manufacturing cost headwinds.
2024 operating profit was $3.2 billion, including $565 million of gains from the divestiture of the company's PPE business, and $456 million of charges related to the company's 2024 Transformation Initiative.
2024 adjusted operating profit was $3.2 billion versus $3.0 billion in the prior year. This was an increase of 9.4 percent versus prior year and included an unfavorable impact of 6.2 percentage points from currency translation, primarily driven by hyperinflationary economies. Excluding these impacts, the growth in adjusted operating profit was driven by a combination of organic growth, strong productivity savings, and favorable pricing net of input cost inflation that were partly offset by supply chain related investments and planned increases in marketing, research and general expenses.

In 2024, diluted earnings per share were $7.55 compared to $5.21 last year. 2024 adjusted earnings per share were $7.30 compared to $6.57 last year, an increase of 11.1 percent, primarily reflecting the strong growth in adjusted operating profit.
Business Segment Results

Q4 changes vs. year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	1.5	0.1	0.6	(1.4)	(1.7)	(0.8)	2.3
NA	1.9	—	(0.8)	(1.6)	(0.1)	(0.5)	1.1
IPC	0.9	0.3	4.1	(0.1)	(6.4)	(1.3)	5.3
IFP	1.0	0.2	(0.5)	(2.6)	0.8	(1.2)	0.7

FY changes vs. year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	0.8	0.4	1.9	(1.2)	(3.8)	(1.8)	3.2
NA	0.5	0.5	0.1	(0.8)	(0.1)	0.2	1.1
IPC	0.9	0.5	7.8	(0.1)	(12.2)	(3.1)	9.2
IFP	1.5	0.3	(2.0)	(4.4)	(1.2)	(5.9)	(0.2)
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the sale of the Brazil tissue and professional business, sale of the PPE business and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
North America (NA)
North America net sales of $2.7 billion decreased 0.5 percent in the fourth quarter, with organic sales increasing 1.1 percent that were primarily driven by volume growth of 1.9 percent.
FY net sales of $11.0 billion were essentially flat versus the prior year with organic sales growing 1.1 percent driven by balanced contributions from volume and mix. Growth was driven by Adult Care and Baby and Child Care with innovation and strong commercial execution driving share gains in both the fourth quarter and full year.
Fourth-quarter operating profit of $548 million decreased 10.0 percent versus the prior year reflecting strong productivity gains that were more than offset by a combination of a planned, double-digit increase in marketing, greater strategic capability spending, incremental manufacturing and distribution costs associated with temporary supply chain disruptions, and unfavorable pricing net of cost inflation due to the timing of price and cost realization.
Operating profit for the year increased 1.1 percent to $2.5 billion driven by strong productivity savings, contributions from volume and mix and modestly favorable price net of cost inflation partly offset by manufacturing cost headwinds, investments in advertising and product improvement.

International Personal Care (IPC)
IPC net sales of $1.4 billion decreased 1.3 percent in the quarter, while organic sales were up 5.3 percent reflecting price gains of 4.1 percent and a volume increase of 0.9 percent. Pricing in the quarter was driven primarily by hyperinflationary economies while volume growth was driven by double-digit volume growth in China.
FY net sales of $5.7 billion decreased 3.1 percent while organic sales grew 9.2 percent reflecting pricing in hyperinflationary economies, volume growth driven by double-digit volume growth in China, as well as gains from product mix versus the prior year.
Fourth-quarter operating profit of $155 million increased 36.0 percent driven primarily by lower impact from monetary losses from hyperinflationary economies. Strong productivity savings and favorable pricing net of cost inflation fueled greater investments in advertising and selling expenses.
Operating profit for the year increased 24.5 percent to $787 million driven by lower monetary losses from hyperinflationary economies, favorable price net of cost inflation and strong productivity savings partly offset by unfavorable currency translation, manufacturing cost headwinds and investments in advertising and product improvement.
International Family Care & Professional (IFP)
IFP net sales of $831 million decreased 1.2 percent in the quarter, while organic sales increased 0.7 percent with volume growing 1.0 percent offset by negative price of 0.5 percent. Volume growth was driven by growth in Family Care in Western & Central Europe and Australia.
FY net sales of $3.3 billion decreased 5.9 percent primarily driven by a 4.4 percent impact from divestitures and business exits. Organic sales were broadly flat versus the prior year with volume growth of 1.5 percent offset by negative price of 2.0 percent which was driven by lapping of temporary energy related surcharges in Europe.
Fourth-quarter operating profit of $89 million increased 30.9 percent with gains from productivity savings, volume growth and better utilization of assets that more than offset investments in advertising and a planned increase in research, selling and general expenses.
Operating profit for the year increased 31.4 percent to $377 million driven primarily by strong productivity savings during the year.
Cash Flow and Balance Sheet
Full-year cash provided by operations was $3.2 billion compared to $3.5 billion last year. 2024 capital spending was $721 million compared to $766 million last year. The company returned $2.6 billion to shareholders through dividends and share repurchases. The company completed share repurchases of 7.2 million shares at a cost of $1.0 billion in 2024. Total debt was $7.4 billion as of December 31, 2024 compared to $8.0 billion at the end of 2023.
2025 Outlook
Consistent with the Company's long term growth algorithm, it currently expects 2025 Organic Sales Growth to outpace the weighted average growth in the categories and countries it competes, which are currently growing at approximately two percent. Reported Net Sales are forecast to reflect a negative impact of approximately 300 basis points from currency translation as well as a negative 240 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper businesses in the US. Adjusted Operating Profit is expected to grow at a high single-digit rate on a constant-currency basis including a negative 320 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper businesses in the US. Operating Profit growth is also expected to be negatively impacted by approximately 300 basis points from currency translation. Adjusted Earnings Per share are expected to grow at a mid-to-high single-digit rate on a constant-currency basis including a negative 320 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper businesses in the US as well as a negative 100 basis point impact from items below operating profit including an impact from higher net interest expense, a higher effective adjusted tax rate and lower shares outstanding, among others. Earnings Per Share are also currently expected to be negatively impacted by approximately 350-400 basis points from currency translation, including the impact on income from equity interests.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 6:30 a.m. Eastern Standard Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live Q&A session with investors and analysts on January 28, 2025, at 8:00 a.m. Eastern Standard Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at investor.kimberly-clark.com. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the sixth year in a row and one of Fortune's Most Innovative Companies in America in 2024. To keep up with the latest news and to learn about the company's more than 150-year history of innovation, visit the Kimberly-Clark website.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the business outlook, including raw material, energy and other input costs, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including the risk that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)

	Three Months Ended December 31
	2024	2023	Change
Net Sales	$4,928	$4,970	(0.8)%
Cost of products sold	3,253	3,233	0.6%
Gross Profit	1,675	1,737	(3.6)%
Marketing, research and general expenses	1,109	993	11.7%
Other (income) and expense, net	18	74	(75.7)%
Operating Profit	548	670	(18.2)%
Nonoperating expense	(16)	(18)	(11.1)%
Interest income	11	32	(65.6)%
Interest expense	(64)	(70)	(8.6)%
Income Before Income Taxes and Equity Interests	479	614	(22.0)%
Provision for income taxes	(71)	(155)	(54.2)%
Income Before Equity Interests	408	459	(11.1)%
Share of net income of equity companies	44	53	(17.0)%
Net Income	452	512	(11.7)%
Net income attributable to noncontrolling interests	(5)	(3)	66.7%
Net Income Attributable to Kimberly-Clark Corporation	$447	$509	(12.2)%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.34	$1.51	(11.3)%
Diluted	$1.34	$1.50	(10.7)%

Cash Dividends Declared	$1.22	$1.18	3.4%

Common Shares Outstanding	December 31
	2024	2023
Outstanding shares as of	331.8	337.0
Average diluted shares for three months ended	334.4	339.0

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2024	2023	Change
Net Sales	$20,058	$20,431	(1.8)%
Cost of products sold	12,878	13,399	(3.9)%
Gross Profit	7,180	7,032	2.1%
Marketing, research and general expenses	4,311	3,961	8.8%
Impairment of intangible assets	97	658	(85.3)%
Other (income) and expense, net	(438)	69	N.M.
Operating Profit	3,210	2,344	36.9%
Nonoperating expense	(61)	(96)	(36.5)%
Interest income	48	66	(27.3)%
Interest expense	(270)	(293)	(7.8)%
Income Before Income Taxes and Equity Interests	2,927	2,021	44.8%
Provision for income taxes	(565)	(453)	24.7%
Income Before Equity Interests	2,362	1,568	50.6%
Share of net income of equity companies	216	196	10.2%
Net Income	2,578	1,764	46.1%
Net income attributable to noncontrolling interests	(33)	—	N.M.
Net Income Attributable to Kimberly-Clark Corporation	$2,545	$1,764	44.3%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$7.58	$5.22	45.2%
Diluted	$7.55	$5.21	44.9%

Cash Dividends Declared	$4.88	$4.72	3.4%

Common Shares Outstanding	December 31
	2024	2023
Average diluted shares for twelve months ended	337.0	338.8

N.M. - Not Meaningful
2024 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	December 31
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$1,021	$1,093
Accounts receivable, net	2,009	2,135
Inventories	1,822	1,955
Other current assets	728	520
Total Current Assets	5,580	5,703
Property, Plant and Equipment, Net	7,513	7,913
Investments in Equity Companies	314	306
Goodwill	1,964	2,085
Other Intangible Assets, Net	87	197
Other Assets	1,088	1,140
TOTAL ASSETS	$16,546	$17,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$568	$567
Trade accounts payable	3,715	3,653
Accrued expenses and other current liabilities	2,319	2,316
Dividends payable	402	394
Total Current Liabilities	7,004	6,930
Long-Term Debt	6,875	7,417
Noncurrent Employee Benefits	643	669
Deferred Income Taxes	326	374
Other Liabilities	686	860
Redeemable Preferred Securities of Subsidiaries	37	26
Stockholders' Equity
Kimberly-Clark Corporation	840	915
Noncontrolling Interests	135	153
Total Stockholders' Equity	975	1,068
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,546	$17,344

2024 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)

	Twelve Months Ended December 31
	2024	2023
Operating Activities
Net income	$2,578	$1,764
Depreciation and amortization	781	753
Asset impairments	114	676
Stock-based compensation	131	169
Deferred income taxes	(38)	(322)
Net (gains) losses on asset and business dispositions	(448)	(75)
Equity companies' earnings (in excess of) less than dividends paid	(62)	(59)
Operating working capital	178	582
Postretirement benefits	3	24
Other	(3)	30
Cash Provided by Operations	3,234	3,542
Investing Activities
Capital spending	(721)	(766)
Proceeds from asset and business dispositions	651	245
Investments in time deposits	(605)	(720)
Maturities of time deposits	562	815
Other	13	8
Cash Used for Investing	(100)	(418)
Financing Activities
Cash dividends paid	(1,628)	(1,588)
Change in short-term debt	1	(371)
Debt proceeds	—	363
Debt repayments	(554)	(475)
Proceeds from exercise of stock options	136	97
Acquisitions of common stock for the treasury	(1,000)	(225)
Cash paid for redemption of common securities of Thinx	—	(95)
Cash dividends paid to noncontrolling interests	(35)	(35)
Other	(86)	(45)
Cash Used for Financing	(3,166)	(2,374)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(40)	(84)
Change in Cash and Cash Equivalents	(72)	666
Cash and Cash Equivalents - Beginning of Period	1,093	427
Cash and Cash Equivalents - End of Period	$1,021	$1,093

2024 Data is Unaudited

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2024	2023	Change	2024	2023	Change
Net Sales
NA	$2,722	$2,736	(0.5)%	$11,008	$10,988	0.2%
IPC	1,375	1,393	(1.3)%	5,715	5,899	(3.1)%
IFP	831	841	(1.2)%	3,335	3,544	(5.9)%
Total Net Sales	$4,928	$4,970	(0.8)%	$20,058	$20,431	(1.8)%

Operating Profit
NA	$548	$609	(10.0)%	$2,534	$2,507	1.1%
IPC	155	114	36.0%	787	632	24.5%
IFP	89	68	30.9%	377	287	31.4%
Segment Operating Profit(a)	792	791	0.1%	3,698	3,426	7.9%
Corporate & Other	(244)	(121)	101.7%	(488)	(1,082)	(54.9)%
Total Operating Profit	$548	$670	(18.2)%	$3,210	$2,344	36.9%
(a)Total Segment Operating Profit is a non-GAAP financial measure as it excludes certain unallocated general corporate expenses and income and expense not associated with the ongoing operations of the segments. Refer to the Non-GAAP Financial Measures section below for further discussion of how we utilize non-GAAP financial measures. As shown above, we have included a reconciliation to Total Operating Profit, as determined in accordance with GAAP.

SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this news release to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share, and Adjusted Effective Tax Rate.
•Organic Sales Growth is defined as the change in consolidated Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.
•Adjusted Gross and Operating Profit, Adjusted Earnings per Share, and Adjusted Effective Tax Rate are defined as consolidated Gross Profit, Operating Profit, Diluted Earnings per Share, and Effective Tax Rate, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the Company's Adjusted Earnings per Share is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income Before Income Taxes and Equity Interests and Provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. Certain non-GAAP financial measures referenced in this news release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment. Results in 2024 include charges related to this program. See Item 8, Note 2 to the consolidated financial statements for details.
•Sale of PPE Business - In 2024, we recognized a gain related to the sale of our PPE business. See Item 8, Note 3 to the consolidated financial statements for details.
•Impairment of Intangible Assets - In 2024 and 2023, we recognized charges related to the impairment of certain intangible assets related to Softex and Thinx. See Item 8, Note 4 to the consolidated financial statements for details.
•Legal Expense - In 2024, we incurred certain costs related to litigation and regulatory matters for a previously exited business.
•Softex Tax Reserve Release - In 2024 we released a reserve for an uncertain tax position related to the prior year impairment of certain Softex intangible assets.

•Sale of Brazil Tissue and Professional Business - In 2023, we recognized a net benefit related to the sale of our Neve tissue brand and related consumer and professional tissue assets. See Item 8, Note 3 to the consolidated financial statements for details.
•Pension Settlements - In 2023, pension settlement charges were recognized related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
The following tables provide a reconciliation of Organic Sales Growth:

	Three Months Ended December 31, 2024
	Percent change vs. the prior year period
	NA	IPC	IFP	Consolidated
Net Sales Growth	(0.5)	(1.3)	(1.2)	(0.8)
Currency Translation	0.1	6.4	(0.8)	1.7
Divestitures and Business Exits	1.5	0.2	2.7	1.4
Organic Sales Growth	1.1	5.3	0.7	2.3

	Year Ended December 31, 2024
	Percent change vs. the prior year period
	NA	IPC	IFP	Consolidated
Net Sales Growth	0.2	(3.1)	(5.9)	(1.8)
Currency Translation	0.1	12.2	1.2	3.8
Divestitures and Business Exits	0.8	0.1	4.5	1.2
Organic Sales Growth	1.1	9.2	(0.2)	3.2
The following table provides a reconciliation of Adjusted Gross Profit:

	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023
Gross Profit	$1,675	$1,737	$7,180	$7,032
2024 Transformation Initiative	68	—	144	—
Sale of Brazil Tissue and Professional Business	—	—	—	15
Adjusted Gross Profit	$1,743	$1,737	$7,324	$7,047
The following table provides a reconciliation of Adjusted Operating Profit:

	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023
Operating Profit	$548	$670	$3,210	$2,344
2024 Transformation Initiative	97	—	456	—
Sale of PPE Business	—	—	(565)	—
Impairment of Intangible Assets	—	—	97	658
Legal Expense	39	—	39	—
Sale of Brazil Tissue and Professional Business	—	—	—	(44)
Adjusted Operating Profit	$684	$670	$3,237	$2,958

The following table provides a reconciliation of Adjusted Earnings per Share:

	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023
Diluted Earnings per Share	$1.34	$1.50	$7.55	$5.21
2024 Transformation Initiative	0.25	—	1.01	—
Sale of PPE Business	—	—	(1.34)	—
Impairment of Intangible Assets	—	—	0.17	1.36
Legal Expense	0.11	—	0.11	—
Softex Tax Reserve Release	(0.20)	—	(0.20)	—
Sale of Brazil Tissue and Professional Business	—	—	—	(0.08)
Pension Settlements	—	0.01	—	0.08
Adjusted Earnings per Share(a)	$1.50	$1.51	$7.30	$6.57
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the Company's reported Provision for income taxes.

The following tables provide a reconciliation of the Adjusted Effective Tax Rate:

	Three Months Ended December 31
	2024		2023
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Income Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$479	$(71)	$614	$(155)
2024 Transformation Initiative	98	(16)	—	—
Legal Expense	39	(1)	—	—
Softex Tax Reserve Release	—	(67)	—	—
Pension Settlements	—	—	4	(1)
As Adjusted	$616	$(155)	$618	$(156)

Effective Tax Rate
As Reported		14.8%		25.2%
As Adjusted		25.2%		25.2%

	Year Ended December 31
	2024		2023
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Income Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$2,927	$(565)	$2,021	$(453)
2024 Transformation Initiative	457	(118)	—	—
Sale of PPE Business	(565)	112	—	—
Impairment of Intangible Assets	97	(40)	658	(175)
Legal Expense	39	(1)	—	—
Softex Tax Reserve Release	—	(67)	—	—
Sale of Brazil Tissue and Professional Business	—	—	(44)	18
Pension Settlements	—	—	35	(9)
As Adjusted	$2,955	$(679)	$2,670	$(619)

Effective Tax Rate
As Reported		19.3%		22.4%
As Adjusted		23.0%		23.2%

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: Kyrsten Aspegren, media.relations@kcc.com
[KMB-F]
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